TERMS AND CONDITIONS OF US$1.39 OPTIONS

The common stock purchase options (Options) entitle the holder thereof (Optionholder) to subscribe for certain common shares (Shares) of Uranium Resources, Inc. (Company) on the following terms and conditions:

(a)

Each Option gives the Optionholder the right to subscribe for one Share.

(b)

Each Option will expire at 5:00pm (WST) on 30 September 2016 (Expiry Date). An Option not exercised before the Expiry Date will automatically lapse on the Expiry Date.

(c)

Subject to paragraph (l), the amount payable upon exercise of each Option will be US$1.39 (Exercise Price).

(d)

The Options held by each Optionholder may be exercised in whole or in part, and if exercised in part, multiples of 100 must be exercised on each occasion.

(e)

An Optionholder may exercise their Options by lodging with the Company, before the Expiry Date:

(i)

a written notice of exercise of Options specifying the number of Options being exercised; and

(ii)

a cheque or electronic funds transfer for the Exercise Price for the number of Options being exercised (Exercise Notice).

(f)

An Exercise Notice is only effective when the Company has received the full amount of the Exercise Price in cleared funds.

(g)

Within 10 Business Days of receipt of the Exercise Notice accompanied by the Exercise Price, the Company will, subject to compliance with all applicable laws and regulations, issue the number of Shares required under these terms and conditions in respect of the number of Options specified in the Exercise Notice.

(h)

Subject to the expiry of any applicable escrow period the Options shall be freely transferable.

(i)

All Shares issued upon the exercise of Options will upon issue rank pari passu in all respects with other Shares.

(j)

The Company will not apply for quotation of the Options on ASX. In addition, the Company will also apply for quotation of all Shares issued pursuant to the exercise of Options on ASX (in the form of Chess Depositary Interests or otherwise)  within 10 Business Days after the date of issue of those Shares.

(k)

If at any time the issued capital of the Company is reconstructed, all rights of an Optionholder are to be changed in a manner consistent with the Corporations Act and the ASX Listing Rules at the time of the reconstruction.

(l)

There are no participating rights or entitlements inherent in the Options and Optionholders will not be entitled to participate in new issues of capital offered to Shareholders during the currency of the Options without exercising the Options.

(m)

An Option does not confer the right to a change in Exercise Price or a change in the number of underlying securities over which the Option can be exercised.

(n)

If at the time of exercise hereof there is no effective registration statement registering under the United States Securities Act of 1933, as amended, or the prospectus contained therein is not available for the issuance of the Shares to the Optionholder, then the Options may (or if no exemption from registration under the United States Securities Act of 1933 (as amended) is available, and the holder desires to exercise the Option, must) be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Optionholder shall be entitled to receive a number of Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

TERMS AND CONDITIONS OF US$1.39 OPTIONS

(A) =

the VWAP on the trading day immediately preceding the date on which an Optionholder elects to exercise their Options by means of a “cashless exercise,” as set forth in the applicable Exercise Notice;

(B) =

the Exercise Price of the Options, as adjusted hereunder; and

(X) =

the number of Shares that would be issuable upon exercise of their Options (or portion thereof if a partial exercise) in accordance with the terms of the Options if such exercise were by means of a cash exercise rather than a cashless exercise.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Shares are then listed or quoted on a national securities exchange in the United States, the daily volume weighted average price of the Shares for such date (or the nearest preceding date) on the national securities exchange on which the Shares are then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Shares are then listed or quoted on a trading market outside of the United States, the daily volume weighted average price of the Shares for such date (or the nearest preceding date) on the trading market on which the Shares are then listed or quoted (and the trading market with the highest volume for such date if the Shares are listed on more than one trading market outside of the United States) as reported by a reporting system determined to be reasonably acceptable by the Company in good faith, (c) if the Shares are not then listed or quoted for trading on a trading market and if prices for the Shares are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Shares so reported, or (d) in all other cases, the fair market value of a share as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Company’s common stock then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(o)

In the event of any conflict between (x) these terms, or matters of law incorporated herein, and (y) any United States federal or state law or regulation, including United States securities laws, applicable to the Company, its affiliates, or an Optionholder, the laws of the United States shall prevail and these terms of the Options shall be deemed amended such that they comply with such United States laws.